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March 10, 2005

CONFIDENTIAL

Via Facsimile (215) 862-1994

Mr. Edward J. Noonan
4 Turnberry Way
New Hope, PA 18938

Re: Chief Executive Officer Agreement

Dear Ed:

On February 7, 2005, you assumed the position of acting chief executive officer (“ACEO”) of United America Indemnity, Ltd. (including all subsidiaries, “UAI” or “Company”). The Board of Directors of UAI (the “Board”) extends to you its sincere appreciation for your willingness to serve as ACEO and heartily congratulates you on your appointment as ACEO. The purpose of this letter is to memorialize the agreement among the Company and you in respect of your appointment and service as ACEO.

Your service as ACEO is “at the pleasure of the Board”, which means you may be removed as ACEO by the Board at any time, without reason or cause, upon notice to you of the date after which you shall no longer be the ACEO of the Company (such date or an earlier effective date of resignation, “Conclusion of Service Date”). After the Conclusion of Service Date, the Company shall have no further obligation to you except as may be provided herein (or in a written document executed subsequent in time hereto by you and by the Company and approved by the Board).

While you are ACEO, the Company will provide you (i) annual compensation at the rate of $450,000 per year, commencing as of February 7, 2005, and continuing through the Conclusion of Service Date, plus (ii) a bonus to be determined by the Board in its sole and absolute discretion. While you are ACEO, you will be a voting member of the Board, however you will not be entitled to any fees or other compensation from the Company or from any Affiliate in connection therewith.

While you are ACEO and thereafter you agree to maintain the confidential, non-public, not generally known to UAI competitors, or proprietary nature of all Company and Affiliate data, records, information and materials, including business plans and strategies, historical and projected budgets, potential claims by or against the Company or Affiliates, the identification and assessment of Company personnel, Company agents (including managing general agents), and wholesale brokers with whom the Company transacts business, the identification and description of Company insurance programs or prospective programs, loss experiences and other information in regard to insurance programs and policies, agency and market relationships, insurance brokerage relationships, prospective acquisitions and divestitures, trade secrets, databases, forms, software, and proprietary information.

While you are ACEO and for six months (6) months thereafter you agree that you will not directly or indirectly nor will you assist others to directly or indirectly (i) compete with the Company or (ii) solicit, hire, join, associate, or otherwise contract with persons, organizations, or associations who during the twelve (12) months preceding the Conclusion of Service Date were a Company or an Affiliate employee, managing general agent or other type agent, or insurance broker relationship.

The Company and you agree that any dispute among you and the Company or you and an Affiliate (i) will not be disclosed to any other person except privately with due care to protect from further disclosure and only on a “need to know basis” and (ii) shall be resolved by confidential arbitration conducted by Judicial and Arbitration and Mediation Services, Inc. (“JAMS”) before a single arbitrator in Philadelphia, Pennsylvania, in accordance with JAMS rules, including the JAMS Rule 34 internal appeal process.

For purposes of this agreement, the term “Affiliate(s)” means (i) all persons, organizations, and associations directly or indirectly, actually, legally, or beneficially controlled by or under common control with (a) the Company or (b) Fox Paine & Company, LLC, and (ii) all greater than ten percent (10%) owners, shareholders, members, associates or partners of any person, organization, or association referred to or included in clause (i) of this sentence.

This agreement (i) may be amended only by a written document signed by you and a duly authorized officer of the Company specifically authorized by the Board to execute such amendment and (ii) shall be governed by New York law, excluding New York law in respect to conflicts of laws.

The Company and you agree that (i) this letter integrates all prior promises, agreements, representations, undertakings, and covenants relating in any way to the subject matter hereof and (ii) there are no other agreements, contracts, terms, provisions, promises, representations, undertakings, or covenants among or between the Company and you or among or between you and any Affiliate relating in any way to the subject matter hereof.

By the signature of its Chairman of the Board (below) and by your countersigning a copy of this letter (where indicated) and returning such copy to the undersigned, the Company and you each acknowledge agreement to all of the foregoing.

Sincerely yours,

UNITED AMERICA INDEMNITY, LTD.

By: /s/ Saul A. Fox

Saul A. Fox

Chairman of the Board

The foregoing is agreed to:

/s/ Edward J. Noonan 3-11-05
Edward J. Noonan

SAF/cgs